Exhibit 99.1

Black Hawk Acquisition Corporation Amends Its Definitive Proxy Statement

DANVILLE, Calif., July 7, 2025 (GLOBE NEWSWIRE) – Black Hawk Acquisition Corporation (NASDAQ: BKHAU, the “Company”) announced today that it filed a supplement to its definitive proxy statement, originally filed with the Securities and Exchange Commission on June 10, 2025, to amend the language of the Trust Amendment Proposal. Originally, the Trust Amendment Proposal provided that the Company would deposit into the trust account an amount equal to $0.033 multiplied by the number of ordinary shares sold to the public in the Company’s initial public offering and that remain outstanding after giving effect to the shares that are redeemed in connection with the vote on the Extension Amendment Proposal, for each one-month extension of the deadline to consummate an initial business combination. As revised, the Trust Amendment Proposal provides that the Company will deposit into the trust account an amount of $150,000, for each one-month extension of the deadline to consummate an initial business combination.

This change eliminates the Company’s discretion to deposit a lesser amount and ensures greater clarity and consistency regarding the extension fee obligation.

About Black Hawk Acquisition Corporation

Black Hawk Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Kent Kaufman

Chief Executive Officer

Email: kent@bhspac.com

Tel: (925) 217-4482